UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 31, 2005

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

817 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 31, 2005, pursuant to the Agreement and Plan of Share Exchange entered into on May 12, 2005, by and between First Security Group, Inc. (“First Security”), its wholly-owned subsidiary, FSGBank, N.A. (“FSGBank”) and Jackson Bank & Trust (“Jackson Bank”), First Security completed its acquisition of 100% of the outstanding shares of common stock of Jackson Bank in exchange for $92.39 per share (the “Share Exchange”), or approximately $33.3 million in cash excluding acquisition costs, which was funded through a public offering of First Security’s common stock on August 10, 2005. Subsequent to the Share Exchange, Jackson Bank was merged with and into FSGBank, with FSGBank surviving the transaction. FSGBank will continue to use the trade name “Jackson Bank & Trust” in Jackson Bank’s markets.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The financial statements of Jackson Bank & Trust required by this item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date that this report is required to be filed with the SEC.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date that this report is required to be filed with the SEC.

(d)	Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Share Exchange by and between First Security Group, Inc., FSGBank, N.A. and Jackson Bank & Trust, dated May 12, 2005. (Incorporated by reference to Exhibit 2.1 of First Security Group’s Current Report on Form 8-K dated May 12, 2005.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Date: September 6, 2005
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer